UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to 13 OR 15(D)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2012 (March 9, 2012)

ACL Semiconductors Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50140	16-1642709
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Room 1701, 17/F, Tower 1
Enterprise Square, 9 Sheung Yuet Road
Kowloon Bay, Kowloon, Hong Kong
(Address of principal executive offices) (Zip Code)

011-852- 2799-1996
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2012, ACL International Holdings Limited (“ACL Holdings”), a wholly owned subsidiary of ACL Semiconductors Inc. (the “Company”) entered into a Shareholders’ Agreement (the “Agreement”) with Tomen Devices Corporation (“Tomen”), a company incorporated in Japan, pursuant to which Agreement ACL Holdings and Tomen agreed to form a joint venture, ATMD (Hong Kong) Limited (“ATMD”), to be incorporated in Hong Kong.

Tomen has been one of the authorized distributors of Samsung Japan Corporation (“SJC”) in Japan with respect to certain semi-conductors and electronics parts manufactured by Samsung. SJC is a shareholder of Tomen. ACL Holdings’ subsidiary, Atlantic Components Limited (“Atlantic”), has been one of the authorized distributors of Samsung Electronics Co., Ltd. (“SECC”) in Hong Kong and Shenzhen, China, with respect to similar products manufactured by Samsung. Other than the foregoing, no prior material relationship existed between the Company and Tomen, any of its affiliates, or any of its directors or officers.

The following is a summary of the material terms of the Agreement, which will be filed with the Company’s quarterly report on Form 10-Q for the period ending March 31, 2012.

Capital Contribution

Pursuant to the Agreement, ACL Holdings and Tomen will own 30% and 70%, respectively, of the equity interest of ATMD. The authorized share capital of ATMD is US$10 million, divided into 1 million ordinary shares of US$1.0 per share. 3 million and 7 million shares will be issued to ACL Holdings and Tomen, respectively, upon payments of capital contributions of US$3 million and US$7 million by ACL Holdings and Tomen, respectively.

Business of ATMD

ATMD will be engaged in the business of sales and distribution in China, Hong Kong and Macau (collectively, the “Territory”) of certain semi-conductors and electronics parts manufactured by Samsung under a certain distribution agreement with SECC. To facilitate its business, ATMD will form a wholly owned subsidiary, to be incorporated in Shenzhen, China (the “PRC Subsidiary”).

Obligations of Both Parties In Connection With the ATMD’s Business

In addition to cash contributions, ACL Holding agreed to cause Atlantic to integrate its entire business relating to purchasing semi-conductors and electronic parts from SECC and selling them to customers in the Territory as a SECC distributor and to transfer to ATMD its entire clientele (starting from April 1, 2012 (the “Effective Date”)), and Tomen agreed to transfer some or all of its non-Japanese clientele to ATMD starting from the Effective Date. Notwithstanding the foregoing, any outstanding customer agreement existing as of the Effective Date to which either Tomen or Atlantic is bound will continue to be performed by such party. Failure in fulfilling the foregoing respective agreements will give ACL Holdings or Tomen a right to terminate the Agreement in accordance with the terms thereof. Both parties agreed not to be engaged in any business competing with ATMD’s business as set forth in the Agreement.

Pursuant to the Agreement, Tomen is responsible for securing financing for ATMD when necessary and ACL Holdings is responsible for promoting the sales of Samsung products and developing new customers in the Territory, on a best effort basis. No party is entitled to any fee or compensation with respect to its performance of the foregoing obligations under the Agreement.

Corporate Governance of ATMD

The business of ATMD will be managed by the board of directors, which may consist of up to 7 directors, among which 5 directors will be appointed by Tomen and 2 directors will be appointed by ACL Holdings.

ATMD will have two executive officers, namely, the CEO and CFO. ACL Holding is entitled to appoint one director to be the CEO and Tomen is entitled to appoint one director to be the CFO of ATMD.

Transfer of Shares of ATMD

Each party has the right of first refusal in the event the other party proposes to sell its ATMD shares pursuant to the terms of the Agreement.

Termination of the Agreement

The Agreement contains ordinary termination causes regarding dissolution or bankruptcy of ACL Holdings, Tomen, ATMD or the PRC Subsidiary. Furthermore, the Agreement provides that either party can terminate the Agreement if (i) the Samsung products ceased to be available to ATMD or (ii) the profitability of ATMD and its PRC Subsidiary is not satisfactory in the opinion of either party, provided a party may not terminate the Agreement based on profitability before the third anniversary of the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACL SEMICONDUCTORS INC.

By:	/s/ Kenneth Lap Yin Chan
Kenneth Lap Yin Chan
Chief Operating Officer
Date: March 29, 2012